Exhibit 10.25

EMPLOYMENT AND NONCOMPETITION AGREEMENT

EFFECTIVE DATE:	July 2, 2014

PARTIES:	Techne Corporation 614 Mckinley Place N.E. Minneapolis, Minnesota 55413	“Company”
	David Eansor	“Employee”

RECITALS:

A. Contemporaneously with the execution of this Employment and Noncompetition Agreement (“Agreement”), the Company entered into a Unit Purchase Agreement with Novus Holdings LLC and its members on July 1, 2014 (the “UPA”) pursuant to which the Company purchased all of the issued and outstanding equity of Novus Holdings, LLC held by the members.

B. Employee was an employee of Novus Biologicals, LLC with a written employment agreement dated as of November 28, 2012 (the “Novus Employment Agreement”).

C. The Novus Employment Agreement is terminated effective as of July 1, 2014.

D. In connection with the transaction contemplated by the UPA, the Company desires to retain the services of Employee, and Employee is willing to provide services to the Company, upon the terms and conditions set forth herein.

AGREEMENTS:

ARTICLE 1.

TERM OF EMPLOYMENT AND DUTIES

1.1) Parties. The parties to this Agreement are Employee and the Company. As used herein, “Company” refers to Techne Corporation d/b/a Bio-Techne, and its subsidiaries including, but not limited to, Research and Diagnostic Systems, Inc. (“R&D”), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against Techne or R&D or other appropriate subsidiary.

1.2) Term of Employment. Conditioned on satisfactory results of a background check and Employee’s ability to establish that he is authorized to accept employment as required under the employment eligibility verification provisions of the Immigration Reform and Control Act, the Company hereby agrees to employ Employee effective as of the date hereof and continuing for an initial term of three (3) years (“Initial Term”), unless earlier terminated as provided in Article 7 hereof. This Agreement shall automatically renew for additional one (1) year terms (each, a “Renewal Term”) unless either Employee or the Company delivers written notice to the other at least sixty (60) days prior to the expiration of the Initial Term or the Renewal Term, as the case may be, of the intent to terminate the Agreement. The Initial Term and the Renewal Term are hereinafter referred to as the “Term.”

1.3) Duties and Supervision. Employee is being employed in the position of Senior Vice President, Novus Biologicals, with his principal location being 8100 Southpark Way, A-8, Littleton, Colorado 80120, with required periodic travel to the Company’s Minneapolis, Minnesota location. Employee shall be responsible for the day-to-day management of Novus Biologicals to include, but not be limited to, finance, human resources, and sales, and for planning, managing and overseeing manufacturing, packaging, quality control, quality assurance and the shipping activities of existing and new products, and will have such other duties and responsibilities as may be assigned to him from time-to-time by the Company. Employee shall report directly to Chuck Kummeth, Chief Executive Officer of the Company. Employee agrees to devote his full time and best efforts to the business and affairs of Novus Biologicals, and to use his best efforts to promote the interests of Novus Biologicals.

ARTICLE 2.

COMPENSATION

2.1) Salary. As compensation for his services to the Company and as compensation for his confidentiality, nonsolicitation, noncompetition and other agreements provided in Sections 4, 5 and 6 of this Agreement, subject to the provisions for termination contained in this Agreement at Section 1.2, Article 7 and/or elsewhere, the Company will pay Employee initial bi-weekly compensation of Twelve Thousand, Five Hundred and 00/100 Dollars ($12,500.00), for an annualized base salary of Three Hundred Twenty-five Thousand and 00/100 Dollars ($325,000.00) (hereinafter “Base Annual Salary”). Such Base Annual Salary will be paid in accordance with the usual payroll practices of the Company.

2.2) Management Incentive Plan. Subject to the provisions for termination contained in this Agreement at Section 1.2, Article 7 and/or elsewhere, Employee will be eligible to participate in the Company’s Management Incentive Plan (“MIP”) in accordance with its terms and conditions as determined by the Board of Directors or its Executive Compensation Committee from time to time. At Employee’s current service level, the Management Incentive Plan currently provides for the grant of a non-qualified stock option to purchase 15,000 shares of the Company’s common stock and, if annual objectives are met, a target cash bonus of 25% of Employee’s Base Annual Salary, payable annually following receipt of the Company’s final audit report. The stock options will have a seven-year term and will vest one-fourth on each of the first, second, third and fourth anniversaries of the date of grant. These options will have an exercise price equal to the closing price of Techne’s shares on the date of grant.

2.3) Restricted Stock Units. Upon commencement of employment under Section 1.2 of this Agreement, the Company will grant Employee 5,000 Techne Restricted Stock Units (“RSU’s”) with a three-year vesting schedule.

2.4) Paid Vacation. Employee will receive paid vacation of four weeks per calendar year, prorated for partial years of service, to be taken at such times as selected by Employee and approved by the CEO and/or his designee. Carryover, forfeiture or payout of unused vacation time from period to period or upon termination of employment shall be in accordance with the Company’s policies that may be in effect from time to time.

2.5) Employee Benefits. Employee shall be entitled to participate in employee benefit plans from time-to-time established by the Company and made available generally to all employees to the extent that Employee’s age, tenure and title make him eligible to receive those benefits provided that the Company will pay the entire premium cost for Employee to participate in any medical, dental, short-term disability, and/or long-term disability benefits offered by the Company. With regard to all insured benefits to be provided to Employee, benefits shall be subject to due application by Employee. The Company has no obligation to pay insured benefits directly to Employee and such benefits are payable to Employee only by the insurers in accordance with their policies. Notwithstanding anything in this Section 2.3 to the contrary, Company shall not be obligated to engage or maintain any employee benefit plan providers previously or currently retained by Novus Biologicals LLC.

ARTICLE 3.

PAYMENT OF CERTAIN EXPENSES

3.1) Business Expenses. In order to enable Employee to better perform the services required of him hereunder, the Company shall pay or reimburse Employee for business expenses in accordance with policies to be determined from time to time by the Board of Directors and/or its designee. Employee agrees to submit documentation of such expenses as may be reasonably required by the Company.

ARTICLE 4.

PROTECTION OF TRADE SECRETS AND CONFIDENTIAL INFORMATION

4.1) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information proprietary to the Company and not generally known to the public and includes, without limitation, trade secrets, inventions, and information pertaining to the research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective customer lists, price lists, business strategies and plans, pending patentable materials and/or designs, design documentation, documentation of meetings, tests, and/or test standards, manuals, or other information proprietary to the Company and not generally known to the public and concerning the Company’s business that is of commercial value to the Company, whether written or oral, or in document, electronic, computer, or other form. For example, Confidential Information may be contained in the Company’s customer lists, prospective customer lists, the particular needs and requirements of customers or prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being “confidential” or a “trade secret” shall be presumed to be Confidential Information.

4.2) Maintain in Confidence. Employee acknowledges that from time-to-time during his employment with the Company, Employee will gain access to Confidential Information.

Employee shall hold such Confidential Information, including trade secrets and/or data, in the strictest confidence, and shall at no time, without prior written consent of the Company, directly or indirectly disclose, assign, transfer, or convey such information, or communicate such information to others or use it for the Employee’s own or another’s benefit. Without the prior written consent of the Company, Employee shall not communicate Confidential Information to a competitor of the Company or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships, or the public, at any time during the Employee’s employment with the Company or at any time after his termination of employment with the Company, regardless of the reason for the Employee’s termination, whether voluntary or involuntary. Employee further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by the Company for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices, or procedures:

(a) limiting access to authorized personnel;

(b) limiting copying of any writing, data or recording;

(c) requiring storage of property, documents or data in secure facilities provided by the Company and limiting safe or vault lock combinations or keys to authorized personnel; and/or

(d) checkout and return or other procedures promulgated by the Company from time to time.

4.3) Return of Information. Upon termination of Employee’s employment with the Company for any reason, whether voluntary or involuntary, or at any time upon the Company’s request, Employee will return to the Company any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody, or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists. Employee will not take with him, upon leaving the Company’s place of business or employment with the Company, any such documents, data, writings, recordings, or reproduction in any form which may have been entrusted to or obtained by him during the course of his employment or to which he had access, possession, custody, or control, except with the Company’s express written permission. In the event of termination of Employee’s employment, whether voluntary or involuntary, or at any time upon the Company’s request, Employee will deliver to the Company all Confidential Information in recorded form in his possession, custody, or control, and shall also deliver any and all property, devices, parts, mock-ups, and finished or unfinished machinery or equipment in his possession, custody, or control which belongs to the Company. Employee shall also deliver, upon termination of his employment, whether voluntary or involuntary, or at any time upon the Company’s request, all records, drawings, blueprints, notes, notebooks, memoranda, specifications, and documents, in any form, which contain Confidential Information. In addition, if Employee has used any personal computer, server, smartphone, cell phone, iphone, ipad, email system or other personal electronic device to receive, store, review, prepare or transmit any Company information, including but not limited to Confidential information, Employee agrees to provide the Company with a computer-

useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems, and further agrees to provide the Company access to his system(s) as reasonably requested to verify that the necessary copying and/or deletion is completed. Employee further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice.

ARTICLE 5.

COVENANT NOT TO COMPETE

5.1) Noncompetition and Nonsolicitation. In exchange for the Company’s covenants under this Agreement, Employee expressly agrees that, during his employment with the Company and for a period of two (2) years following termination of his employment with the Company for any reason, whether voluntary or involuntary, Employee shall not (except on behalf of the Company), directly or indirectly, acting on behalf of himself or any other person, without the prior written consent of the Company:

(a) own, manage, operate, control, be employed by, consult for, participate in, or provide products or services of any kind to, any business, entity, or person that is in competition with the Company or markets, sells, or provides products or services that are the same as or similar to, or compete with, products or services offered by the Company at the time;

(b) render any services, advice, or counsel, as an owner, employee, representative, agent, independent contractor, consultant, or in any other capacity, for any third party, if the rendering of such services, advice, or counsel involves, may involve, requires, or is likely to result in the use or disclosure by Employee of any Confidential Information;

(c) solicit, contact, take away, or interfere with, or attempt to solicit, contact, take away, or interfere with, any of the Company’s customers or potential customers with whom Employee (or other employees of Company under Employee’s supervision) had contact during the one (1) year period immediately preceding Employee’s termination date, for the purpose of offering to provide or providing them with any products or services that are the same as or similar to, or compete with, products or services offered by the Company at the time;

(d) solicit, contact, take away, or interfere with, or attempt to solicit, contact, take away, or interfere with, any of the Company’s employees (working with the Company at that time or at any time in the one (1) year prior to Employee’s termination date) for the purpose of hiring them as an employee, contractor, or consultant, or inducing them to leave their employment with the Company; or

(e) solicit, contact, take away, or interfere with, or attempt to solicit, contact, take away, or interfere with, any of the Company’s suppliers or vendors (at that time or at any time in the one (1) year prior to Employee’s termination date) for the purpose of inducing them to end or alter their relationship with the Company.

5.2) Understandings. Employee acknowledges and agrees that the Company informed him, as part of the offer of employment and prior to his accepting employment with the Company under the terms and conditions set forth in this Agreement, that noncompetition and nonsolicitation agreements would be required as part of the terms and conditions of his employment with the Company; that he has carefully considered the restrictions contained in this Agreement and determined that they are reasonable; that he signed and returned this Agreement to the Company prior to commencing his duties and responsibilities of employment under the terms of this Agreement; that the restrictions in this Agreement will not unduly restrict him in securing other suitable employment in the event of his termination from the Company; and that employment under the terms of this Agreement amounts to valuable consideration, to which Employee would not otherwise be entitled, to support enforcement of the restrictive covenants contained in this Agreement.

ARTICLE 6.

INVENTIONS

6.1) Definition of Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements, whether or not shown or described in writing or reduced to practice, and whether patentable or not, relating to any of the Company’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of the Company.

6.2) Disclosure. Employee shall promptly and fully disclose to the Company and will hold in trust for the Company’s sole right and benefit, any Invention which the Employee, during the period of his employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice, either alone or in conjunction with others that:

(a) relates to any subject matter pertaining to Employee’s employment;

(b) relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of the Company; or

(c) involves the use of any time, material, or facility of the Company.

6.3) Work-For-Hire; Assignment of Ownership. Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Inventions consisting of copyrightable subject matter shall be deemed “work made for hire” as defined in 17 U.S.C. § 101, in which copyrights are therefore owned by the Company. In addition, Employee hereby assigns to the Company all of Employee’s right, title, and interest in and to all Inventions described in Section 6.1, and, upon the Company’s request, Employee shall execute, verify, and deliver to the Company such documents including, without limitation, assignments and applications for patents, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable the Company to obtain the sole right, title, and benefit to all such Inventions.

6.4) Excluded Inventions. Employee is hereby notified that the above agreement to assign Inventions to the Company does not apply to any invention for which no equipment, supplies, facility, or Confidential Information of the Company was used, and which was developed entirely on Employee’s own time, and (a) which does not relate (i) directly to the businesses of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company.

6.5) Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the Inventions, by description, if any, in which Employee possesses any right, title, or interest prior to commencement of his employment with the Company, which are not subject to the terms of this Agreement.

ARTICLE 7.

TERMINATION

7.1) Events of Termination. Employee’s employment shall terminate as follows:

(a)	By mutual written agreement of the parties.

(b)	By Employee or the Company upon written notice to the other.

(c)	By the Company for Cause. For purposes of this Agreement, “Cause” means (i) material nonperformance of Employee’s duties and responsibilities hereunder for reasons other than disability; (ii) commission of acts chargeable as a felony or other lesser crime having as its predicate element fraud, dishonesty, or misappropriation of the Company’s property; and (iii) willful violation of any provision of Articles 4, 5 and 6 hereof.

(d)	Upon the death of Employee.

(e)	Upon the occurrence of physical or mental disability of Employee to such an extent that Employee is unable to carry on the essential functions of Employee’s position, with or without reasonable accommodation, and such inability continues for a period of three months or such other period as may be required by applicable law. Nothing in this paragraph (e) shall limit the right of either Party to terminate Employee’s employment under one of the other provisions of this Section 7.1.

7.2) Payment Upon Termination for Change in Control. If there is a Change in Control, as defined below, and Employee’s employment is terminated upon consummation of such Change in Control and Employee has less than twelve (12) months of employment before the expiration of the then current Term, Employee will be paid an amount equal to one (1) year of his then-current Base Annual Salary (hereinafter referred to as the “CIC Severance

Payment”); provided, however, that Employee shall be entitled to the CIC Severance Payment set forth in this Section 7.2 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by the Company, which will include, but not be limited to, a comprehensive release of claims against the Company and all of its subsidiaries and related companies and its/their directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker’s compensation claims. “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (a) through (c) below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(a)	Any person, entity or group becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)	There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(c)	There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this section, “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. To the extent required, the determination of whether a Change in Control has occurred shall be made in accordance with Internal Revenue Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

If termination occurs for any reason other than as specified in this Paragraph 7.2, Employee shall not be entitled to any severance pay or benefits and all compensation and benefits shall terminate as of the termination date.

7.3) Payment Upon Certain Terminations. Upon (i) termination of Employee’s employment other than by the Company for Cause as defined in Section 7.1(c) or upon Employee’s death or disability as provided in Sections 7.1(d) and (e), or (ii) Employee’s resignation for Good Reason, as defined below, Employee will be paid an amount equal to one (1) year of his then-current base annual salary (but not any cash or incentive bonus) (hereinafter referred to as the “Termination Severance Payment”); provided, however, that Employee shall be entitled to the Termination Severance Payment set forth in this Section 7.3 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by the Company, which will include, but not be limited to, a comprehensive release of claims against the Company and its directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker’s compensation claims. As used in this Agreement, “Good Reason” means a good faith determination by Employee that any one or more of the following events have occurred; provided, however, that such event shall not constitute “Good Reason” if Employee has expressly consented to such event in writing or if Employee fails to provide written notice of his decision to terminate within sixty (60) calendar days of the occurrence of such event:

A. A change in Employee’s reporting responsibilities, titles or offices, or any removal of Employee from any of such positions, which has the effect of diminishing Employee’s responsibility or authority;

B. A material reduction by the Company in Employee’s total compensation from that provided to him under this Agreement;

C. A requirement imposed by the Company on Employee that results in Employee being based at a location that is outside a fifty (50) mile radius of the Company; or

D. The existence of physical working conditions or requirements that a reasonable person in Employee’s position would find to be intolerable; provided, however, that the Company has received written notice of such “intolerable” conditions and the Company has failed within thirty (30) calendar days after receipt of such notice to cure or otherwise appropriately address such “intolerable” conditions. Termination for “Good Reason” shall not include Employee’s termination as a result of death, disability, retirement or a termination for any reason other than the events specified in clauses (A) through (D) in this Section 7.3.

7.4) Timing of Cash Severance Payment. Any cash payments pursuant to Section 7.2 or 7.3 will be paid to Employee monthly over the course of a one-year period beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in Section 7.2 or 7.3 are subject to the requirements of Code Section 409A and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payments will not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment and on such date any amounts that would have been paid during the first six months following the termination but for operation of this proviso will be paid in one lump sum with the remaining payments made monthly over the remainder of the specified one-year period. In addition, all payments made to Employee pursuant to Section 7.2 or 7.3 will be reduced by amounts (A) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (B) owed to the Company by Employee for any amounts advanced, loaned or misappropriated. Such offset will be made in the manner permitted by and will be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

7.5) No Other Payments. Except as provided in Section 7.2 and 7.3, including but not limited to if Employee is terminated with Cause or voluntarily terminates his employment at any time without Good Reason, Employee will not be entitled to any compensation or benefits other than that which was due to him as of the date of termination, regardless of any claim by Employee for compensation, salary, bonus, severance benefits or other payments.

7.6) Records and Files. Upon the termination of Employee’s employment, possession of each corporate file and record shall be retained by the Company, and Employee or his heirs, assigns and legal representatives shall have no right whatsoever in any such material, information or property.

ARTICLE 8.

ARBITRATION

8.1) Arbitration. Except for any actions related to Employee’s obligations under Articles 4, 5 and/or 6 of this Agreement, any dispute arising out of or relating to (a) this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (b) Employee’s employment and/or termination of employment with Company including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 calendar days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker’s compensation claims, claims for unemployment compensation, or any injunctive or other relief to which the Company may be entitled in accordance with Section 9.3 hereof.

ARTICLE 9.

MISCELLANEOUS

9.1) Governing Law and Forum. The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of Minnesota. The Company and Employee hereby consent to the exclusive jurisdiction for any claims under this Agreement in Hennepin County District Court or the United States District Court for Minnesota.

9.2) Severability. If any term of this Agreement is deemed unenforceable, void, voidable, or illegal, such unenforceable, void, voidable, or illegal term shall be deemed severable from all other terms of this Agreement, which shall continue in full force and effect and the Company and Employee expressly acknowledge that a court of competent jurisdiction may, at the Company’s request, modify and thereafter enforce any of the terms, conditions, and covenants contained in this Agreement.

9.3) Certain Remedies. The parties acknowledge and agree that the Company will suffer irreparable harm if Employee breaches any of the covenants in Articles 4, 5 and/or 6 hereof. Accordingly, the Company shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of bond or other security, enjoining or restraining Employee from any violation of such Articles, and Employee hereby consents to the Company’s right to seek the issuance of such injunction. The prevailing party in any such litigation shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred therein. The Company and Employee hereby specifically waive any right to a jury trial that may apply to the recovery of reasonable attorneys’ fees and other costs and expenses.

9.4) Survival. The parties agree that Articles 4, 5, 6 and 9 hereof shall survive termination of this Agreement and termination of Employee’s employment for any reason.

9.5) Notification of Restrictive Covenants. Employee authorizes the Company to notify third parties (including, but not limited to, the Company’s clients and competitors) of the terms of Articles 4, 5 and 6 hereof and Employee’s responsibilities hereunder.

9.6) Modifications. This Agreement may not be changed or terminated orally. Except as provided in Section 9.9 hereof, no modification, termination, or attempted waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

9.7) Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by the other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.

9.8) Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

(a)	To the Company by notice to the CEO at the following address:

Charles Kummeth, CEO

Techne Corporation

614 McKinley Place NE

Minneapolis, MN 55413

(b)	To Employee at his home address as it then appears on the records of the Company, it being the duty of Employee to keep the Company informed of his current home address at all times.

The date on which notice to the Company or Employee shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Employee shall be deemed to have occurred on the date notice was delivered to Employee personally, or deposited in a mail box or slot at Employee’s residence by a representative of the Company or any messenger or delivery service.

9.9) Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the severance payment described in this Agreement is subject to the requirements of Section 409A of the Internal Revenue Code (the “Code”), and if the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), such payment shall not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment. In addition, notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Employee’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder. Notwithstanding the foregoing, Employee understands and agrees that the Company shall have no obligation to reimburse him for any income, employment or excise tax imposed on Employee by Code Section 409A in relation to any severance payment or otherwise.

9.10) Binding Effect. The breach by the Company of any other agreement or instrument between the Company and Employee shall not excuse or waive Employee’s performance under, or compliance with, this Agreement. This Agreement shall be assignable by the Company and shall be binding upon and inure to the benefit of Company, its successors and assigns. The rights of Employee hereunder are personal and may not be assigned or transferred except as may be agreed to in writing by the Company.

9.11) Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties relating to the employment of Employee by the Company or Novus Biologicals, LLC, whether oral or written, including but not limited to the Employment Agreement between Employee and Novus Biologicals, LLC dated November 28, 2012 (the “Novus Employment Agreement”). Without limiting the generality of the foregoing, by entering into this Agreement, Employee specifically releases and waives any right to any severance or other benefits to which he might have been entitled under the Novus Employment Agreement.

9.12) Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be effective as of the day and year first above written.

TECHNE CORPORATION

By:	/s/ Charles R. Kummeth
Name:	Charles R. Kummeth
Title:	Chief Executive Officer

EMPLOYEE

/s/ David Eansor
David Eansor

[Signature Page to Eansor Employment and Noncompetition Agreement]